SCHEDULE 14A
                            (Rule 14a-101)
                INFORMATION REQUIRED IN PROXY STATEMENT
                       SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the
                 Securities and Exchange Act of 1934

Filed by the Registrant  [ X  ]
Filed by a Party other than the Registrant  [    ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                   RESEARCH FRONTIERS INCORPORATED
        (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
     (2)  Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fees paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:


                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              June 13, 2002


To the Stockholders of Research Frontiers Incorporated:

     Notice is hereby given that the Annual Meeting of Stockholders of Research Frontiers Incorporated (the "Company") will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 13, 2002 at 11:00 A.M., local time, for the following purposes:

     1.  To elect two Class III directors;

     2. To ratify the selection of KPMG LLP as independent auditors of the Company for the fiscal year ending December 31, 2002; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 18, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournments thereof.

     Management requests all stockholders to sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Please do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.

                               By Order of the Board of Directors,


                               VICTOR F. KEEN, Secretary

Woodbury, New York
April 30, 2002

                   RESEARCH FRONTIERS INCORPORATED

                         PROXY STATEMENT

                  ANNUAL MEETING OF STOCKHOLDERS
                To be held Thursday, June 13, 2002


     This Proxy Statement is furnished by the Board of Directors of Research Frontiers Incorporated (the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders which will be held at the Fox Hollow Inn, 7725 Jericho Turnpike, Woodbury, New York 11797, on June 13, 2002, at 11:00 A.M., local time, and all adjournments thereof.

     Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, Attention: Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting of Stockholders. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual Meeting of Stockholders, or at any adjournment thereof. Unless otherwise specified in the proxy, shares represented by proxies will be voted (i) for the election of the nominees for director listed below; and (ii) for the ratification of the selection of the independent auditors. The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

     The Company's executive offices are located at 240 Crossways
Park Drive, Woodbury, New York 11797-2033. On or about April 30,
2002 this Proxy Statement and the accompanying form of proxy together with a copy of the Annual Report of the Company for the year ended December 31, 2001, including financial statements, are to be mailed to each stockholder of record at the close of business on April 18, 2002.

                        VOTING SECURITIES

     Only stockholders of record at the close of business on April 18, 2002 are entitled to vote at the meeting. As of April 18, 2002, the Company had issued and outstanding and entitled to vote 12,175,295 shares of common stock, par value $0.0001 per share (the "Common
Stock"), the Company's only class of voting securities outstanding.
Each share of Common Stock entitles the holder thereof to one vote.
The majority of all the outstanding shares of Common Stock will constitute a quorum at the meeting. A shareholder voting either in person or through a proxy who abstains with respect to a matter being voted upon is considered to be present and entitled to vote on such matter at the meeting, and is in effect a negative vote upon such matter, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a matter shall not be considered present and entitled to vote on the matter.

     The following table sets forth certain information with respect to those persons or groups known to the Company who beneficially own more than 5% of the Company's Common Stock, and for all directors and executive officers of the Company individually and as a group.


                                               Total        Exercisable
                                               Beneficial    Warrants   Percent
Name of Beneficial Owner                       Ownership(1) and Options of Class

Robert L. Saxe . . . . . . . . . . . . . . . . 1,614,343(2)   1,102,725    12.15
 c/o Research Frontiers Incorporated
 240 Crossways Park Drive
 Woodbury, NY  11797
Joseph M. Harary . . . . . . . . . . . . . . .   612,174(3)     553,300     4.81
Robert M. Budin. . . . . . . . . . . . . . . .   211,875        181,375     1.71
Victor F. Keen . . . . . . . . . . . . . . . .    45,500         22,500     0.37
All directors and officers
as a group (5 persons)                         2,533,928(4)   1,909,400    17.99
----------------------------------
(1) All information is as of April 18, 2002 and was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission or otherwise known to the Company.
    Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and dispositive power. Shares of Common Stock of the Company acquired by officers, directors and employees through the exercise of stock options or otherwise are subject to restrictions on their transfer, including restrictions imposed by applicable securities laws, as well as additional restrictions imposed by the Company in accordance with written agreements and policy statements.

(2) Includes (i) 2,687 shares of Common Stock owned by Mr. Saxe's wife, Marie Saxe; (ii) 69,987 shares owned by a trust u/w
    Leonard S. Saxe for which Mr. Saxe serves as a co-trustee, and has a beneficial interest in one-half of the income from such trust; and (iii) 11,250 shares of Common Stock owned by a trust for the children of the late George Backer and certain others for which Mr. Saxe serves as sole trustee. Mr. Saxe disclaims beneficial ownership to all securities described in items (i) and (iii) above.

(3) Includes 600 shares of Common Stock owned by Mr. Harary's minor children, as to which shares Mr. Harary disclaims beneficial ownership.

(4) Includes the securities described above in footnotes (2) through (3).


                      ELECTION OF DIRECTORS
                             (Item 1)

    Pursuant to the Company's By-Laws, four Directors constitute the entire Board of Directors of the Company. The Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years. The term of office of the director in Class III expires at the 2002 Annual Meeting of Stockholders. The Board of Directors proposes that the nominees described below be elected to hold office for a three-year term expiring at the 2005 Annual Meeting of Stockholders, and until the election and qualification of their respective successors. If no other choice is specified in the accompanying proxy, the persons named therein have advised management that it is their present intention to vote the proxy for the election of the nominees set forth below. Each of the members of the Board of Directors of the Company, including the nominees listed below, is presently a director of the Company, and was elected to such office by the stockholders of the Company, or in the case of Victor
Keen, appointed to such position by the Board of Directors to fill a vacancy. Should any nominee become unable to accept nomination or election, it is intended that the persons named in the accompanying proxy will vote for the election of such other person as management may recommend in the place of such nominee. There is no indication at present that the nominees will be unable to accept nomination.

    The following biographical information is provided with respect to each director:

                 Directors Standing for Election

Robert L. Saxe

Mr. Saxe, age 66, is a founder of the Company and has been Chairman of the Board of Directors of the Company since its inception in 1965, was its President from 1966 to February 2002, and Treasurer since October 1966. He graduated from Harvard College in 1956 with an
A.B. degree, Cum Laude in General Studies (with a major in physics). Mr. Saxe also received an M.B.A. degree from Harvard Business
School in 1960.

Robert M. Budin

Mr. Budin, age 69, has been a director of the Company since 1987.
Mr. Budin was a Senior Vice President of Harold C. Brown & Co.,
Inc. until his retirement in 1990. Mr. Budin was a stockbroker and had been employed at Harold C. Brown & Co., Inc. since 1963.

                  Directors Continuing in Office

       Class I - Term Expires at the 2003 Annual Meeting of Stockholders

Joseph M. Harary

Mr. Harary, age 41, became Vice President and General Counsel to the Company in April 1992 and has been a director of the Company since
February 1993.   In December 1999, Mr. Harary was promoted to the
position of Executive Vice President and General Counsel, and in February 2002 was promoted to the position of President and Chief
Operating Officer of the Company.   Mr. Harary has been counsel to
the law firm of Eiseman, Levine, Lehrhaupt &  Kakoyiannis, New
York, New York, since 1992. Mr. Harary was associated with the law firm of Howard, Darby & Levin from 1990 to 1992, and with the law firm of Kronish, Lieb, Weiner & Hellman from 1986 to 1990. Mr. Harary graduated Summa Cum Laude from Columbia College in 1983 with an A.B. degree in economics, and received a Juris Doctor degree from Columbia Law School in 1986. Prior to attending law school, Mr. Harary was an economist with the Federal Reserve Bank of New York.

      Class II - Term to Expire at the 2004 Annual Meeting of Stockholders

Victor F. Keen

Victor F. Keen, age 60, has been a director of the Company since June 2001, and has served as the Company's corporate Secretary since 1987. Mr. Keen is a partner and chairman of the tax department of the law firm of Duane, Morris & Heckscher, a 475 attorney law firm with offices in 20 cities throughout the U.S. and Europe. Mr. Keen is a graduate of Trinity College (1963) and Harvard Law School (1966).

    The Board of Directors has an Audit Committee and Executive Committee, but does not have a nominating or compensation committee. The Board of Directors' Executive Committee is composed of Robert L. Saxe, Joseph M. Harary and Robert M. Budin. Robert M. Budin and Victor F. Keen served on the Audit Committee in 2001. The Audit Committee reviews and reports to the Board of Directors with respect to various auditing and accounting matters, including the nomination of the Company's independent public accountants, the scope of audit procedures, general accounting policy matters, and the performance of the Company's independent public accountants. During 2001, the Company's Board of Directors met three times and acted by written consent once, and the Board's Audit Committee met four times. No incumbent director failed to attend any meetings of the Board of Directors during 2001. In addition to Robert
L. Saxe and Joseph M. Harary, whose biographical information is provided above, the only other executive officer of the Company is Michael R. LaPointe, age 43, who is the Company's Vice President - Marketing since March 2002, joined the Company as its Director of Marketing for Architectural Windows and Displays in March 2000.
Mr. LaPointe, a graduate of Brown University with a B.A. in Organizational Behavior & Management and a B.A. in Psychology, worked in a marketing capacity for IBM Corporation in the early 1980s. He subsequently founded and developed several companies involved in the application and licensing of new technologies for various consumer products. During that period Mr. LaPointe also worked as a management consultant, where in 1994 he began his relationship with Research Frontiers, assisting the Company with its marketing strategy.

     The Board of Directors recommends a vote FOR election of the nominees listed above and it is intended that proxies not marked to the contrary will be so voted. Election of such nominees requires the affirmative vote of the holders of a plurality of the shares of the Company's Common Stock present, or represented, and entitled to vote at the Annual Meeting.

                  INDEPENDENT PUBLIC ACCOUNTANTS
                             (Item 2)

     The Board of Directors has appointed the firm of KPMG LLP to serve as independent auditors for the fiscal year ending December 31, 2002. KPMG LLP has served as the Company's independent auditors for many years and is considered by management to be well-qualified. Fees for the last annual audit were approximately $47,000, and all other fees (as a result of tax consultation and SEC filings) were approximately $13,000. The Company's Audit Committee has considered and concluded that KPMG LLP's provision of these non-audit services was compatible with the auditors' independence. Representatives of KPMG LLP are expected to attend the meeting, will have the opportunity to make a statement should they desire to do so, and are expected to be available to respond to appropriate questions. The Board of Directors unanimously recommends a vote
FOR ratification of the selection of the accounting firm of KPMG
LLP as independent auditors of the Company for the fiscal year ending December 31, 2002. The ratification requires a majority vote of those shares of Common Stock represented and eligible to vote at the 2002 Annual Meeting of Stockholders.

                      Audit Committee Report

     The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

     During fiscal 2000, the Audit Committee of the Board of Directors developed a written charter for the Committee that was approved by the Board of Directors. The complete text of the charter is reproduced in the appendix to the Company's April 30, 2001 Proxy Statement.

     The Audit Committee of the Board is responsible for providing independent, objective oversight of the Company's accounting functions and internal controls. Management is responsible for the Company's internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's financial statements in accordance with generally accepted auditing standards and to issue a report thereon. As set forth in more detail in the charter, the Audit Committee's responsibility is to monitor and oversee the processes.

     In connection with these responsibilities, the Audit Committee met with management and the Company's independent auditors, KPMG LLP, to review and discuss all financial statements included in the Company's quarterly and annual reports for the fiscal year ended December 31, 2001 (the "Financial Statements") prior to their issuance and to discuss significant accounting issues. Management has advised us that the Financial Statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the Financial Statements with both management and the independent auditors. Our review included discussions with the independent auditors of matters required to be discussed by the Statement on Auditing Standards No. 61 (communication with Audit Committees).

     The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm's independence.

     Finally, the Audit Committee continued to monitor the integrity of the Company's financial reporting processes and its internal procedures and controls.

     Based upon the Audit Committee's discussions with management and the independent accountants and the Audit Committee's review of the representations of management and the independent accountants, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the Securities and Exchange Commission.

                                   Members of the Audit Committee

                                   Robert M. Budin (Chairman)
                                   Victor F. Keen

                      EXECUTIVE COMPENSATION

     The following table sets forth information regarding all cash compensation paid by the Company and stock options granted during the fiscal years indicated to Robert L. Saxe, the Company's chief executive officer, and to each of the Company's executive officers during the past fiscal year.

Name of Executive and                           Other Annual     Number of Stock
Principal Positions           Year    Salary    Compensation(1)  Options Awarded
Robert L. Saxe,               2001    $381,174    $425,109        180,000
Director, Chairman of         2000    $370,000    $465,615         96,000
the Board, Treasurer          1999    $333,621    $ 34,618        240,000

Joseph M. Harary,             2001    $283,305    $337,687         90,000
Director, President, General  2000    $275,000    $366,154         56,000
Counsel, Assistant Secretary  1999    $252,342    $ 43,665        130,000

(1) Consists of the payment of accrued but unused vacation, and a performance bonus which was paid during 1999, 2000 and 2001.

                 Report on Executive Compensation

     The compensation of executive officers of the Company, including the Company's chief executive officer, is determined by the Company's entire Board of Directors whose names are listed below at the end of this report. The salaries of all executive officers are reviewed at least twice annually by the Board. Numerous factors are reviewed in determining compensation levels. These factors include: the compensation levels of executive officers with comparable experience and qualifications, compensation levels at comparable companies, individual and Company performance, past compensation levels, years of service, performance of the Company's stock, and other relevant considerations. The Company's goal is to set salary levels somewhat below those received by executives at other companies with comparable experience and qualifications, and to supplement such compensation with the grant of stock options and performance-based bonuses. This approach is designed to more closely align total executive compensation with the long-term performance of the Company and enable all employees of the Company to participate in the Company's growth. Through ownership of stock options, the executive is rewarded if the Company's stockholders receive the benefit of appreciation of the price of the Company's Common Stock. Because the Company believes that its success is dependent upon the coordinated efforts of all of its employees, and that teamwork is essential in further developing the Company's technology and meeting the expectations of the Company's licensees and stockholders, all current employees of the Company were granted stock options since the beginning of the past fiscal year.

     In December 2000, the Company's Board of Directors approved a performance bonus plan which provides for a bonus to be paid on or after July 2, 2001 and on or after January 2, 2002 equal to 1% of the increase, if any, in the Company's market value during the first and second halves of 2001. Bonuses are capped at a recipient's salary in the case of employees of the Company, and are currently capped at $57,222 in the case of non-employee directors of the Company.
During 2000, the Company had a similar performance plan in place.
The Company recorded $785,500 and $755,000 of expenses in connection with these plans for the years ended December 31, 2001 and 2000, respectively. The Company's Board of Directors approved a similar bonus plan for 2002 but with higher thresholds to be met before a bonus is payable under such plan. In addition to the payment caps described above, under the current plan, in order to insure that bonuses are not paid based upon temporary fluctuations in the market value of the Company, bonuses under this plan will only be paid to the various participants under this plan if and when the market value of the Company exceeds $280,489,009 (and in the case of any bonus paid to Robert L. Saxe, if and when the market value of the Company exceeds $304,207,362).

     The Board of Directors and the stockholders have adopted two stock option plans which remain in effect. The purpose of these stock option plans is to attract key employees, officers and directors and to encourage their continued employment and services and their increased stock ownership in the Company. The Board of Directors believes that the granting of stock options under these stock option plans will promote continuity of management, and will result in the increased incentive and personal interest in the welfare of the Company by those who are or may become primarily responsible for shaping and carrying out the long range plans of the Company and securing its continued growth, development and financial success. Currently awards for 196,322 shares of common stock were available for issuance under the Company's stock option plans. If any options expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto will again be available for issuance under these stock option plans.

     The Company's stock option plans are administered by a committee of at least two directors who are not officers and employees of the Company (the "Administrators"). Currently the Administrators consist of Mr. Budin and Mr. Keen, who serve as members of the Company's Stock Option Committee. Options which qualify as
Incentive Stock Options ("ISO's") under the Internal Revenue Code of 1986, as amended (the "Code"), and non-qualifying options ("NQSO's") may be issued under the Company's 1992 Stock Option
Plan and the Company's 1998 Stock Option Plan. Also stock appreciation rights and restricted stock may be awarded under the Company's 1998 Stock Option Plan, although there have been no awards of stock appreciation rights and restricted stock under such plan to date. The number of options to be granted under these stock option plans are determined by the Administrators in their discretion.

     The purchase price of Common Stock subject to each option issued under these stock option plans will be determined by the Board of Directors or the Administrators, as the case may be, but in the case of an ISO may not be less than (i) the fair market value of the Common Stock subject to the option on the date of grant or (ii) in the case of an option granted to an employee who, at the time the option is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of the Company, 110% of the fair market value of the Common Stock subject to the option on the date of grant. Options under these stock option plans may be exercised in the manner and at such times fixed by the Board of Directors, but may not be exercised for a term of more than 10 years, or for a term of five years in the case of an employee who, at the time an ISO is granted, owns (within the meaning of the Code) more than 10% of the total combined voting power of all classes of stock of the Company. In no event may ISO's exercisable for stock having an aggregate fair market value determined on the date of grant of $100,000 (together with all ISO's granted under any other stock option) be granted which first become exercisable in any one calendar year. Options are not transferable except by will or intestacy on the death of the optionee. In general, ISOs terminate when an optionee ceases to be employed by the Company or within a specified period after the termination of such employment depending upon the reason for such termination.

                                   BOARD OF DIRECTORS:
                                   Robert M. Budin
                                   Joseph M. Harary
                                   Victor F. Keen
                                   Robert L. Saxe

Employment Arrangements

     The Company entered into an employment agreement with Mr. Robert L. Saxe which automatically renews itself for successive one-year terms unless either the Company or Mr. Saxe gives the other at least 90 days prior written notice of the intention not to renew the employment agreement. Pursuant to that agreement, Mr. Saxe received an annual base salary from the Company of $381,174 during 2001 and will receive an annual base salary of $384,948 through December 31, 2002. The Board of Directors may, in its discretion, authorize a higher salary for Mr. Saxe. Pursuant to his employment agreement, Mr. Saxe has agreed not to compete with the Company for a period of two years following the termination of his employment thereunder. The Company maintains key-man life insurance on the life of Mr. Saxe in the amount of $500,000.

                  Stock Options Granted in 2001

     The following table sets forth information regarding all grants of options to the individuals named in the executive compensation table appearing on page 6 during the fiscal year ended December 31, 2001, and the potential realizable value of such options using a 5% and 10% assumed annual rate of appreciation in the price of the Company's Common Stock. The particular assumed annual rates of stock price appreciation used in this table are specified under the rules and regulations of the Securities and Exchange Commission and are not necessarily indicative of future stock price performance or the Company's projections thereof. Over a ten-year option term, the corresponding increase in the Company's market capitalization over the same period would be (a) $127,497,209 with an assumed 5% annual rate of stock appreciation, and (b) $323,102,960 with an assumed 10% annual rate of stock appreciation. None of the options listed below for each of Mr. Saxe and Mr. Harary were exercisable during 2001 and only became exercisable on January 1, 2002.


                          Percent                           Potential Realizable
                          of Total                            Value at Assumed
                          Options                              Annual Rates of
                          Granted                                 Stock Price
                 Number of  to      Exercise                   Appreciation for
                 Options  Employees Price     Expiration         Term of Option
Name             Granted  in 2001   Per Share Date              5% ($)   10% ($)

Robert L. Saxe   120,000   43.75%   $25.52   June 13, 2011 $1,925,927 $4,880,677
Robert L. Saxe    60,000   42.18%   $ 9.94   Sept 23, 2011 $  375,073 $  950,508
Joseph M. Harary  60,000   21.87%   $25.52   June 13, 2011 $  962,963 $2,440,338
Joseph M. Harary  30,000   21.09%   $ 9.94   Sept 23, 2011 $  187,536 $  475,254

    Stock Options Exercised in 2001 and Year-End Option Values

     The following table sets forth information regarding all exercises of options by the individuals named in the executive compensation table appearing on page 6 during the fiscal year ended December 31, 2001 and the value of options realized upon exercise, and of unexercised options held by such persons on December 31, 2001, measured in terms of the average trading price of the Company's
Common Stock on the date of exercise and on the last trading day of the year, respectively. A total of 1,880,326 stock options issued by the Company were exercisable at year-end.

                                            Number of           Value of Exerci-
                                           Exercisable       sable In-the-Money
                  Number of               Options which         Options which
               Shares Acquired  Value    Remain Unexercised  Remain Unexercised
Name             on Exercise    Realized  at Dec. 31,2001     at Dec. 31, 2001

Robert Saxe            --       $     --     922,725             $ 7,533,939
Joseph Harary      13,900       $234,128     463,300             $3,625,105

                     Stock Price Performance

     The following table sets forth the range of the high and low selling prices (as provided by the National Association of Securities Dealers) of the Company's common stock for each quarterly period within the past two fiscal years:

         Quarter Ended            Low           High
         March 31, 2000         14.6250        40.0000
         June 30, 2000           9.6875        32.0000
         September 30, 2000     14.7500        31.7500
         December 31, 2000      13.7500        22.4375
         March 31, 2001         10.5000        24.2500
         June 30, 2001          17.0000        30.0000
         September 30, 2001      9.0000        29.0000
         December 31, 2001      13.1500        19.0000

         These quotations may reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

     The following graph compares the total returns (assuming reinvestment of dividends) on $100 invested on December 31, 1995 in the Company's Common Stock (REFR), the NASDAQ Composite
 (U.S.) Stock Index, and the NASDAQ Electronic Component Stock
 Index. The stock price performance shown on the graph below reflects historical data provided by the National Association of Securities Dealers, Inc. and is not necessarily indicative of future price performance.

[graph with the following data points]

Date      Index       Index     Index
       U.S. NASDAQ Electronics REFR Ask

12/31/96   $100.00   $100.00   $100.00
01/31/97   $107.09   $119.03   $109.68
02/28/97   $101.17   $105.26   $85.48
03/31/97   $94.57    $100.77   $79.03
04/30/97   $97.52    $109.21   $79.03
05/30/97   $108.56   $112.86   $80.65
06/30/97   $111.90   $107.73   $79.03
07/31/97   $123.69   $135.22   $111.29
08/29/97   $123.50   $138.44   $132.26
09/30/97   $130.82   $139.84   $127.42
10/31/97   $124.01   $116.98   $116.13
11/28/97   $124.66   $116.43   $108.06
12/31/97   $122.48   $104.84   $98.39
01/30/98   $126.36   $116.70   $87.10
02/27/98   $138.23   $129.79   $119.35
03/31/98   $143.34   $115.36   $103.23
04/30/98   $145.77   $121.32   $91.94
05/29/98   $137.67   $105.70   $90.32
06/30/98   $147.28   $106.69   $81.45
07/31/98   $145.56   $115.60   $77.42
08/31/98   $116.70   $95.02    $79.43
09/30/98   $132.89   $111.34   $89.52
10/30/98   $138.73   $120.74   $85.08
11/30/98   $152.83   $144.34   $95.97
12/31/98   $172.68   $161.97   $135.48
01/29/99   $197.74   $188.15   $122.58
02/26/99   $180.04   $161.44   $104.03
03/31/98   $193.65   $166.45   $91.94
04/30/98   $199.89   $176.04   $120.16
05/31/99   $194.35   $164.24   $115.32
06/30/99   $211.79   $189.61   $125.00
07/30/99   $207.97   $209.09   $124.19
08/31/99   $216.77   $241.17   $162.90
09/30/99   $217.06   $226.29   $129.03
10/29/99   $234.46   $247.29   $129.84
11/30/99   $262.99   $264.43   $126.61
12/31/99   $320.83   $301.21   $191.13
01/31/00   $308.99   $349.37   $341.94
02/29/00   $367.77   $459.66   $450.81
03/31/00   $360.18   $482.65   $380.65
04/28/00   $302.95   $446.42   $248.39
05/31/00   $266.40   $408.00   $260.48
06/30/00   $313.18   $472.84   $387.10
07/31/00   $296.21   $465.83   $341.13
08/31/00   $331.22   $528.51   $246.77
09/29/00   $288.19   $397.97   $247.58
10/31/00   $264.52   $375.70   $248.39
11/30/00   $203.80   $286.35   $205.65
12/29/00   $192.98   $247.54   $225.81
01/31/01   $216.38   $284.63   $266.97
02/28/01   $167.52   $186.70   $206.45
03/30/01   $144.05   $151.02   $235.48
04/30/01   $165.54   $181.68   $305.16
05/31/01   $165.34   $171.35   $358.06
06/29/01   $169.78   $174.04   $348.39
07/31/01   $158.98   $172.74   $335.48
08/31/01   $141.66   $155.28   $251.61
09/28/01   $117.79   $112.17   $209.68
10/31/01   $132.90   $142.50   $229.81
11/30/01   $151.82   $177.04   $218.32
12/31/01   $153.12   $168.68   $216.26


                           CERTAIN TRANSACTIONS

     The following is a description of any transactions involving indebtedness of management to the Company which exceeded
 $60,000 during 2001. In 1994, 1996 and 1997, the Company made loans to its officers. As of December 31, 2001, the outstanding principal amount of loans made to Robert L. Saxe, the Chairman of the Company, was $20,461, and the outstanding principal amount of loans made to Joseph M. Harary, the Company's President, was $132,500. Each of the aforementioned loans relate to the purchase of Common Stock of the Company, are collateralized by the pledge of shares of Common Stock of the Company, may be prepaid in part or in full without notice or penalty, are represented by a promissory note which bears interest at a rate per annum equal to the broker call rate in effect on the first day of each calendar quarter, and permit repayment of the loan in cash or by delivery of securities of the Company having a fair market value equal to the balance of the loan outstanding.

                   2003 STOCKHOLDER PROPOSALS

     Any stockholder who intends to present a proposal for action at the Company's 2003 Annual Meeting of Stockholders, must comply with and meet the requirements of the Company's By-Laws and of Rule 14a-8 of the Securities and Exchange Commission. Rule 14a-8 requires, among other things, that any proposal be received by the Company at its principal executive office, 240 Crossways Park Drive, Woodbury, New York 11797, Attention: General Counsel, by December 31, 2002.

    SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING  COMPLIANCE

     Under the securities laws of the United States, the Company's directors, its executive officers, and any persons holding more than ten percent of the Company's Common Stock are required to report their initial ownership of the Company's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established, and the Company is required to disclose in this Proxy Statement any failure to file by these dates. All of these filing requirements were satisfied on a timely basis. In making these disclosures, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

                     GENERAL AND OTHER MATTERS

     Management knows of no matter other than the matters described above which will be presented to the meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his, her or their best judgment on such matters.

                         By Order of the Board of Directors



                         VICTOR F. KEEN
                         Secretary

Woodbury, New York
April 30, 2002

THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT
ON FORM 10- K FOR THE YEAR ENDED DECEMBER 31, 2001, INCLUDING FINANCIAL STATEMENTS AND ANY SCHEDULES THERETO (EXCEPT EXHIBITS), TO EACH OF THE COMPANY'S STOCKHOLDERS, UPON RECEIPT OF A WRITTEN REQUEST THEREFOR MAILED TO THE COMPANY'S OFFICES, ATTENTION: ASSISTANT SECRETARY. REQUESTS FROM BENEFICIAL STOCKHOLDERS MUST SET FORTH A REPRESENTATION AS TO SUCH OWNERSHIP ON APRIL 18, 2002.


                            [PROXY CARD - FRONT]

 PROXY            RESEARCH FRONTIERS INCORPORATED
      240 Crossways Park Drive, Woodbury, New York 11797-2033
               THIS PROXY IS SOLICITED ON BEHALF OF
                      THE BOARD OF DIRECTORS
          ANNUAL MEETING OF STOCKHOLDERS - June 13, 2002

     The undersigned hereby appoints Robert L. Saxe and Joseph M. Harary, or either of them, as Proxy or Proxies of the undersigned with full power of substitution to attend and to represent the undersigned at the Annual Meeting of Stockholders of Research Frontiers Incorporated to be held on June 13, 2002, and at any adjournments thereof, and to vote thereat the number of shares of stock of the Company the undersigned would be entitled to vote if personally present, in accordance with the instructions set forth on the reverse side hereof. Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked.

 Dated:____________________________________ ____, 2002
 __________________________________________________
 __________________________________________________
 Please sign exactly as name appears above. For joint accounts, each joint owner must sign. Please give full title if signing in a representative capacity.

 PLEASE MARK, DATE AND SIGN THIS PROXY AND
 RETURN IT IN THE ENCLOSED ENVELOPE

                        [PROXY CARD - BACK]


 1.  ELECTION OF CLASS III DIRECTORS

         NOMINEES: Robert M. Budin and Robert L. Saxe.

     [  ] FOR ALL nominees listed above.

     [  ]  FOR ALL nominees listed above
      EXCEPT:_________________________________________

         (Instruction: To withhold authority to vote on any individual nominee, write the name in the space at the right.)

     [ ] WITHHOLD AUTHORITY to vote for all nominees listed above.

2. RATIFICATION OF THE SELECTION OF KPMG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

     [  ]  FOR RATIFICATION   [  ]  AGAINST RATIFICATION  [  ]  ABSTAIN

3. In their discretion, upon such other matters as may properly come before the meeting. If no specification is made, this proxy will be voted FOR ALL the nominees listed above and FOR APPROVAL of Proposal 2.

 Please indicate whether or not you plan to attend the Annual Meeting on Thursday, June 13, 2002.
                              Yes  [  ]      No  [  ]